SENECA SAVINGS ANNOUNCES
CLOSING OF STOCK OFFERING AND
COMPLETION OF MUTUAL HOLDING COMPANY REORGANIZATION

 Baldwinsville, New York, October 11, 2017 — Seneca Savings (the "Bank") announced effective today that it has completed its reorganization into the mutual holding company structure and the related stock offering of Seneca Financial Corp. (the "Company"), the Bank's new holding company.  As a result of the reorganization, the Bank has become a wholly-owned subsidiary of the Company, the Company has issued and sold 46% of its outstanding shares to subscribers in the stock offering, including the Bank's ESOP, and the Company has issued 54% of its outstanding shares to Seneca Financial MHC, the Company's mutual holding company. The Company has 1,978,923 shares of common stock outstanding, including 910,305 shares which have been sold to subscribers for $10.00 per share. Gross offering proceeds totaled $9.1 million.

The Company's common stock is expected to be quoted on the OTC Pink Marketplace operated by OTC Markets Group under the trading symbol "SNNF" beginning on Thursday, October 12, 2017.

Raymond James & Associates, Inc., acted as agent in the stock offering and served as financial advisor to the Company and the Bank in connection with the reorganization and stock offering.  Luse Gorman, PC, acted as legal counsel to the Company and the Bank in connection with the reorganization and stock offering.  Kilpatrick Townsend & Stockton LLP  acted as legal counsel to Raymond James & Associates, Inc. in connection with the reorganization and stock offering.

Seneca Savings is a federally-chartered savings association serving the financial needs of its customers located in Onondaga County, New York and the contiguous counties.  Seneca Savings conducts business from its main office and two branch offices.

This press release contains certain forward-looking statements about the reorganization and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.
The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

 For more information please contact:
Joseph G. Vitale
President and Chief Executive Officer, Seneca Savings
(315) 638-0233